Exhibit 10.1
RENASANT BANK
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between M. Ray (Hoppy) Cole, Jr. (“Executive”) and Renasant Bank (the “Bank”), a Mississippi financial institution and the principal subsidiary of Renasant Corporation, a Mississippi corporation (the “Company”), to be effective as set forth below.
1.Effectiveness. This Agreement is contingent upon the closing of the Agreement and Plan of Merger between the Company and The First Bancshares, Inc., a Mississippi corporation (“The First”, and such agreement, the “Merger Agreement”), pursuant to which the Bank and the Company shall acquire The First and its subsidiary, The First Bank (“The First Bank”) (such acquisition, the “Merger”). This Agreement shall become effective upon the Closing Date (as defined in the Merger Agreement) (the “Effective Date”). If the Merger does not occur and the Merger Agreement is terminated in accordance with its terms, or if Executive does not remain employed with The First Bank through the Closing Date, this Agreement shall be void ab initio and of no force or effect immediately following the occurrence of either event.
2.Employment; Term:
1.Position. Upon the Effective Date, the Bank shall employ and retain Executive as Senior Executive Vice President and Executive Advisor and Executive agrees to be so employed, subject to the terms and conditions set forth herein. Executive’s duties and responsibilities shall include support and oversight for the integration of teams, markets and clients to accomplish the goals of the Merger. Executive and the Bank shall cooperate to develop metrics and achievement goals. Executive shall report directly to the Chief Executive Officer of the Bank.
Executive shall primarily perform his employment duties at the Bank’s offices in Hattiesburg, Mississippi.
During the Employment Period (as defined below), Executive shall serve, without additional compensation, as a member of the boards of directors of the Company and the Bank.
2.Full Time and Attention. During the Employment Period, Executive shall devote his full business time, attention and energies to the business of the Bank and will not, without the prior written consent of the Bank’s Chief Executive Officer, be engaged (whether or not during normal business hours) in any other business or professional activity. Notwithstanding the foregoing, Executive shall not be prevented from: (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage; (b) investing his personal assets in businesses which do not compete with the Bank, provided that such investment is solely that of an investor; or (c) purchasing securities in any corporation whose securities are regularly traded on an established market, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company or the Bank and Executive’s investment is solely that of an investor.
3.Term. Executive’s employment under this Agreement shall commence as of the Effective Date and shall end on the second anniversary thereof (such period, the “Term”) unless earlier terminated in accordance with this Agreement. Executive’s period of employment hereunder is referred to as the “Employment Period”. Following the conclusion of Executive’s employment at the end of the Term, Executive shall continue to serve as a director of the

Company and the Bank and shall be eligible for applicable non-employee director compensation and benefits.
3.Compensation and Benefits:
1.Base Compensation. The Bank shall pay Executive an annual base salary (the “Base Compensation”) of $560,000, which amount shall be prorated and paid in equal installments in accordance with the Bank’s regular payroll practices and policies.
2.Incentives, Benefits and Perquisites. Executive shall also be eligible to receive the following incentives, benefits and perquisites:
a.An annual cash bonus opportunity with a target percentage equal to 75% of the Base Compensation and threshold and superior percentages consistent with other Bank and Company executives. The cash bonus will be subject to the rules under the Company’s Performance Based Rewards Plan, as the same may be amended, restated or replaced from time to time (the “Bonus Rules”); provided, however, that Executive’s first 12-month performance period shall begin on the Effective Date and the second 12-month performance period shall begin on the first anniversary of the Effective Date and during the Term the Bonus Rules shall not be altered for Executive in any way that would have a reasonably understood adverse effect on Executive’s bonus amount or opportunity. Payments shall be measured and calculated based upon annual performance goals and in a manner consistent with that applicable to other executives of the Company and the Bank and shall be paid no later than 74 days after the completion of the performance period.
b.Two awards under the Company’s 2020 Long-Term Incentive Compensation Plan, as the same may be amended, restated or replaced from time to time (the “LTIP,” which reference shall include the terms of any individual incentive agreement issued thereunder), each with an award date value of $525,000, as follows: As of the Effective Date, Executive shall be awarded shares of the Company’s common stock, $5.00 par value per share (“Shares”), subject to the terms and conditions set forth in the Incentive Agreement evidencing such award and the terms of the LTIP, and substantially in the form attached hereto as Exhibit A. As of the first anniversary of the Effective Date, Executive shall be awarded Shares subject to the terms and conditions set forth in the Incentive Agreement evidencing such award and the terms of the LTIP, and also substantially in the form attached hereto as Exhibit A except that the “Service Period” shall be one year (such that these Shares will also vest as of the end of the Term) and the “Award Date” shall be the first anniversary of the Effective Date.
c.A retention bonus of $900,000 (the “Retention Bonus”), which shall be earned and payable in two equal tranches. The first tranche of $450,000 will be payable within ninety (90) days following the date of the conversion of The First Bank’s core processing system to the Bank’s core processing system, subject to Executive’s continued employment through such payment date. The second tranche of $450,000 will be payable within thirty (30) days following the end of the Term, subject to Executive’s continued employment through the end of the Term. If Executive’s employment ends prior to the end of the Term other than (i) by Bank involuntarily for Cause pursuant to Section 5.3 of this Agreement or (ii) by Executive for other than Constructive Discharge, any unpaid portion of the Retention Bonus shall be payable as set forth in Section 5.

d.Paid annual leave, subject to the Bank’s standard policies and practices, with usage, forfeiture, and accrual determination in accordance with such policies and practices.
e.Reimbursement or payment of dues and capital assessments for membership in the country club designated by Executive; provided that if any bond or capital or similar payment made by the Bank is repaid to Executive, Executive shall promptly remit to the Bank the amount thereof. Executive shall be responsible for the payment of all food minimums and other charges made upon the account, other than those related to business development activities undertaken for the benefit of the Company or the Bank that are submitted for reimbursement and documented in accordance with the Bank’s policy regarding such expenses.
f.A monthly car allowance of $1,000, subject to applicable taxes and the Bank’s standard policies, and any other standard perquisites provided to Bank and Company senior executive vice presidents, in accordance with and subject to applicable Bank policies.
g.Reimbursement for reasonable and necessary business expenses incurred by Executive in carrying out his duties hereunder, consistent with the Bank’s standard policies and annual budget. The Bank’s obligation to reimburse Executive hereunder shall be contingent upon the timely presentment by Executive of an itemized accounting of such expenditures in accordance with the Bank’s policies.
Executive shall be further eligible to participate in such plans, policies, and programs as may be maintained, from time to time, by the Company, the Bank or their affiliates for the benefit of senior executives or employees. Any such participation shall be determined in accordance with the specific terms and conditions of the documents evidencing any such plans, policies and programs. Executive agrees that nothing contained herein shall be deemed to require the Company, the Bank or any affiliate thereof to maintain any particular plan, policy or program for any particular period, and nothing shall be deemed to prohibit the amendment, modification, replacement or termination of any such plan, policy or program. References herein to a plan, policy or program or arrangement shall be deemed to include and refer to any amendment or successor thereto or replacement thereof.
All equity awards issued by The First and held by Executive (“The First Equity Awards”) shall be treated in accordance with the Merger Agreement, except as otherwise set forth below. This Agreement shall not amend or supersede any supplemental executive retirement plan(s) and split-dollar life insurance arrangements maintained by The First and/or The First Bank for the benefit of Executive (“The First Supplemental Arrangements”).
4.Executive’s Representations and Acknowledgements:
Executive acknowledges and agrees that any performance-based compensation, whether paid or payable under the Bonus Rules, the LTIP or otherwise, shall be subject to adjustment, reduction or recovery in accordance with the terms of the Company’s Clawback Policy, effective as of October 2, 2023, as the same may be amended from time to time, and to the extent applicable, the terms of the LTIP. Executive further acknowledges and agrees that he shall be subject to the Company’s Policy on Hedging and Pledging Company Stock, effective as of

November 6, 2019, and the Company’s Stock Ownership Guidelines, effective as of January 8, 2020, as each may be amended from time to time.
Executive agrees that he shall further perform his duties hereunder in a manner consistent with the policies and procedures of the Company and the Bank applicable to similarly situated officers and those policies and procedures generally applicable to the employees of the Company and the Bank.
5.Executive’s Termination of Service:
1.Condition Precedent. Except for the payment of the Mandated Amounts (as defined below), as a condition of the receipt of any payment or the provision of any benefit described in this Section 5, Executive shall timely execute and deliver to the Bank a waiver and release, substantially in form attached hereto as “Exhibit B,” subject to such modification as the Bank may deem necessary or appropriate, from time to time (a “Release”). Executive shall not execute and deliver such Release prior to his Separation Date (as defined below), and any payment due in consideration thereof shall be paid as provided herein, but no earlier than the date on which such Release shall become irrevocable in accordance with its terms and no later than 60 days after Executive’s Separation Date.
2.Termination on Account of Death or Disability. If Executive dies or becomes Disabled, this Agreement and Executive’s employment hereunder shall terminate (the date of Executive’s termination for any reason, his “Separation Date”), and the Company shall provide or pay to Executive (or to his estate): (a) the Mandated Amounts; (b) any Accrued Cash Bonus; (c) any unpaid portion of the Retention Bonus, payable as of Executive’s Separation Date, subject to any delay required under the provisions of Section 5.1 hereof; and (d) any amount payable under the terms of the Bonus Rules or LTIP, as the case may be (if any).
As used herein, the “Mandated Amounts” shall consist of: (a) any Base Compensation accrued but unpaid as of Executive’s Separation Date; (b) any unpaid car allowance due through the Separation Date under Section 3.2(f); (c) any expenses eligible for reimbursement under Section 3.2.(e) or Section 3.2(g) and incurred through Executive’s Separation Date but that have not been reimbursed as of the Separation Date; (d) vested accrued benefits under any Company employee benefit plan or program subject to the terms of the applicable benefit plan or program; (e) the Change in Control Payment (as defined below), to the extent unpaid, and (f) any additional amounts or benefits required by law to be provided that cannot be waived. Payment or provision of the Mandated Amounts shall be made at the time or times and in the form prescribed under the applicable governing documents or in accordance with governing law, as the case may be.
As used herein, the term “Accrued Cash Bonus” shall mean the amount payable, if any, under the Bonus Rules for any completed performance year preceding the year in which Executive’s Separation Date occurs, which amount has not been paid as of Executive’s Separation Date; such amount, if any, shall be paid at the time such bonuses would ordinarily be paid, but in no event later than March 15 of the calendar year following the latest calendar year to which such Accrued Cash Bonus relates.
As used herein, the term “Disabled” or “Disability” or words of similar import shall mean that Executive is: (a) unable to engage in any substantial gainful activity due to a medically-

determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, as determined by a physician appointed by the Bank, or reasonably satisfactory to the Bank; or (b) receiving benefits under the Bank’s or an affiliate’s separate long-term disability plan for a period of at least six (6) months as a result of a medically-determinable physical or mental impairment.
3.Involuntary Termination for Cause. This Agreement and Executive’s employment hereunder may be involuntarily terminated by the Bank on account of Cause. In such event, the Bank shall pay or provide to Executive the Mandated Amounts and shall have no further obligation hereunder.
In the event Executive’s termination is for Cause, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall provide written notice to Executive, including a description of the specific reasons for its determination of Cause. Executive shall thereafter be afforded a reasonable opportunity to cure the events giving rise to Cause, to the extent it is reasonably susceptible of cure. In the event Executive fails to timely cure such Cause, the Compensation Committee shall confirm that the actions or inactions of Executive constitute Cause as defined herein. As used herein, the term “Cause” shall mean and be deemed to have occurred if Executive:
a.Commits an intentional act of fraud, embezzlement, wrongful self-dealing or theft in the course of his employment or otherwise engages in any intentional misconduct, which in either case is materially injurious to the financial condition or business reputation of the Company or the Bank;
b.Commits intentional damage to the property of the Company or the Bank, which is materially injurious to the financial condition or business reputation of the Company or the Bank;
c.Is indicted for the commission of a felony or a crime involving moral turpitude;
d.Willfully and substantially refuses to perform the essential duties of his position;
e.Commits a material breach of this Agreement;
f.Violates any written and made available code of ethics, code of conduct or equivalent code or policy of the Company or the Bank applicable to him (including, without limitation, any harassment or discrimination policy then in effect), which causes (or may be reasonably expected to cause) material loss, damage or injury to the property or reputation of the Company or the Bank; or
g.Intentionally or recklessly violates any material provision of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any of the rules adopted by the Securities and Exchange Commission or any other governmental agency implementing the provisions of these laws.
No act or failure to act on the part of Executive shall be deemed “intentional” hereunder if it is due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action(s) or omission(s) are in the best interest of the Company, the Bank or an affiliate thereof.
4.Executive’s Constructive Termination. Executive may terminate this Agreement and his employment hereunder on account of Constructive Termination. In such event, the Bank shall pay or provide to Executive:
a.The Mandated Amounts.
b.Any Accrued Cash Bonus.
c.Any unpaid portion of the Retention Bonus, payable as of Executive’s Separation Date, subject to any delay required under the provisions of Section 5.1 hereof.
d.A cash payment in an aggregate amount equal to: (i) Executive’s Base Compensation in effect prior to his Separation Date, determined without regard to any reduction thereof giving rise to Executive’s Constructive Termination, for the remainder of the Term; and (ii) Executive’s target bonus payable under the Bonus Rules for the performance year in which Executive’s Separation Date occurs, prorated to reflect Executive’s period of service during such performance year; such aggregate amount to be paid in the form of a single-sum as of Executive’s Separation Date, subject to any delay required under the provisions of Section 5.1 hereof.
e.Vesting and settlement of any outstanding grant or award under the LTIP that would otherwise vest, or be deemed free of restriction, on a prorated basis, on account of an involuntary termination of employment, without Cause, as if Executive’s Constructive Termination hereunder constitutes such an event.
f.Full accelerated vesting and settlement of any unvested and outstanding The First Equity Awards (“The First Equity Acceleration”).
g.If Executive and/or his dependents timely elect to continue coverage under any group medical, dental or vision plan maintained by the Company, in accordance with Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Section 125), the amount of the applicable continuation coverage premium therefore, payable on the first day of each month, for the lesser of the remainder of the Term or the actual period of such coverage for each such person, determined in accordance with Code Section 4980B.
As used herein, the term “Constructive Termination” shall mean, without Executive’s consent:
a.A material reduction after the Effective Date (other than a reduction in pay uniformly applicable to all similarly situated executive officers of the Company) in the amount of Executive’s Base Compensation;
b.A material breach of this Agreement by the Company;
c.A material change in the location at which Executive is required to perform his duties and responsibilities hereunder; or

d.A change in reporting structure so that Executive no longer is a direct report to the Chief Executive Officer of the Bank.
No event or condition described in this Section 5.4 shall be deemed to constitute a Constructive Termination unless: (a) Executive gives written notice of his objection to such event or condition, which notice shall be provided no later than 60 days after Executive first knows, or should first know, of its occurrence; (b) such event or condition is not reasonably corrected by the Company promptly after receipt of such notice, but in no event more than 30 days thereafter; and (c) Executive thereafter separates from service, such separation occurring not more than 30 days following the expiration of the 30-day correction period described in clause (b) hereof.
5.Involuntary Termination by the Company, Without Cause. The Company may terminate this Agreement and Executive’s employment hereunder involuntarily, without Cause, upon 60 days’ prior written notice to Executive, or such shorter period as may be agreed upon by Executive and the Bank. In such event, the Bank shall provide to Executive those amounts and benefits described in Section 5.4 hereof, as if Executive’s Constructive Termination had occurred.
6.Termination by Executive. Executive may terminate this Agreement and separate from service hereunder, other than on account of his Constructive Termination, upon 60 days’ prior written notice to the Bank, or such shorter period as may be agreed upon by the Company and Executive. In such event, the Bank shall pay or provide the Mandated Amounts and shall have no further obligation hereunder.
7.Expiration of Agreement. If this Agreement shall expire at the end of the Term, the Bank shall pay or provide the Mandated Amounts, any unpaid portion of the Retention Bonus and The First Equity Acceleration, and shall have no further obligation hereunder.
8.Return of Property. Upon the termination or separation of Executive’s employment from the Bank for any reason, Executive or his estate shall promptly return to the Bank all of the property of the Company, the Bank and their affiliates, including, without limitation, equipment, computers, mobile telephones, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information (as defined below) in the possession or under the control of Executive, regardless of the form in which maintained.
6.Limitation:
Notwithstanding any provision of this Agreement to the contrary, if the aggregate of all payments and benefits due to Executive hereunder, including any payment or benefit provided to Executive under a separate plan or arrangement (collectively, the “Aggregate Payments”) would result in any such payment being a “parachute payment” within the meaning of Code Section 280G, such payments shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payments and benefits, as so reduced, shall be deemed to constitute an “excess parachute payment,” within the meaning of Code Section 280G. For this purpose:
a.The determination of whether any reduction in the Aggregate Payments is required hereunder shall be made at the expense of the Company and by the

Company’s independent accountants or another independent accountant agreed upon by Executive and the Company. The Company shall cooperate with Executive in good faith in valuing, and the such accounting firm shall take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the regulations under Code Section 280G), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the regulations under Code Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the regulations under Code Section 280G in accordance with Q&A-5(a) of the regulations under Code Section 280G.
b.In the event that any portion of the Aggregate Payments is required to be reduced hereunder, the reduction shall occur in the following order: (i) reduction of the amount payable under Section 5.4.d hereof; (ii) reduction of Executive’s Accrued Cash Bonus; (iii) reduction of the Retention Award; and (iv) forfeiture of any equity grant or award. Within any of the foregoing categories, a reduction shall occur first with respect to amounts that are not deemed to constitute “deferral of compensation” within the meaning of and subject to Code Section 409A and then with respect to amounts that constitute the deferral of compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made (that is, later payments shall be reduced before earlier payments).
This Section 6 shall not apply with respect to the Merger.
7.Limitations On Activities:
1.Consideration for Limitation on Activities. Executive acknowledges that the execution of this Agreement constitutes consideration for the covenants contained herein, the sufficiency of which is hereby acknowledged by Executive.
2.Confidential Information. Executive recognizes and acknowledges that during the Employment Term and at all times thereafter, Executive will have access to or possess confidential, proprietary, non-public information concerning the Company, the Bank, their affiliates (collectively, the “Protected Entities”), whether or not considered a “trade secret” under applicable law (“Confidential Information”), which may include, without limitation: (a) books, records and policies relating to operations, finance, accounting, personnel and management; (b) information related to any business entered into by the Protected Entities; (c) credit policies and practices, databases, customer and prospective customer lists, depositor and prospective depositor lists, and information obtained on competitors and tactics; (d) various other non-public trade or business information, including business opportunities and expansion or acquisition strategies, marketing, business diversification plans, methods and processes; and (e) retail marketing and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts, other accounts relating to consumer products and services and depository arrangements.
Executive agrees that Confidential Information is the property of and owned by the Company and the Bank. Executive further agrees that he will not, whether during the Employment Term or at any time afterwards, make any independent use of, or disclose to any other person or organization, any Confidential Information, except: (a) as may be customarily required in the course of his employment with the Company and the Bank; (b) as may be expressly authorized by the Company; (c) as may be required by law or legal process; or (d) if and to the extent such information shall have become public information, other than on account of Executive’s breach of this covenant. Notwithstanding the foregoing, Executive shall furnish to the Company not less than five business days prior to any disclosure required by legal process, or such shorter period as may be necessitated by facts and circumstances, written notice of such process, including a copy of all relevant documents, and shall cooperate with the Company to object to or to limit such disclosure or to place such disclosure under seal, at the Company’s sole expense.
Notwithstanding the foregoing, Executive may, without prior notice to the Company or the Bank, disclose Confidential Information: (a) in confidence to a federal, state or local government official, whether directly or through counsel, for the sole purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or proceeding alleging a violation of law if filed under seal; provided that nothing contained herein shall permit Executive to disclose to any third party (including any government official or attorney retained by Executive) any communications that are protected by the attorney/client privilege in favor of the Protected Entities.
3.Non-Solicitation. Executive agrees that during the 24-month period commencing on his Separation Date (regardless of the reason therefor), he shall not, directly or indirectly, for his own benefit, on behalf of another, or to the Company’s or the Bank’ detriment:
a.Solicit for any business purpose, hire or offer to hire, or participate in the business solicitation or hiring of, any officer or employee of the Company or the Bank; for this purpose, the term “officers and employees” shall include any officer or employee of the Company or the Bank as of his Separation Date or during the six-month period preceding Executive’s Separation Date;
b.Persuade, or attempt to persuade, in any manner any officer, employee, agent or consultant of the Company or the Bank to discontinue any relationship with the Company or the Bank, as applicable; or
c.Solicit or divert, or attempt to solicit or divert, any customer or depositor of the Bank, including any prospective or potential customer or depositor of the Bank with respect to which the Bank has expended material efforts to solicit before his Separation Date; provided, however, that this non-solicitation covenant shall only apply to customers, depositors, or prospects of the Bank during the 12-months prior to Separation Date.
4.Non-Competition. Executive agrees that he shall not, for a period of two years following his Separation Date (regardless of the reason therefor), whether as an employee, officer, director, shareholder, owner, partner, joint venturer, independent contractor, consultant or in another managerial capacity, engage in the Banking Business within the Restricted Area. For purposes of this Section 7.4, the term “Banking Business” shall mean the operation of a retail bank or other financial institution, including securities and insurance brokerage. The term “Restricted Area” shall mean an area within the 50-mile radius of any geographic location in which the Bank has a full-service retail branch on Executive’s Separation Date. The parties agree that Executive’s ownership of not more than 5% of the equity securities of any financial institution shall not constitute a breach of this covenant, provided that Executive is solely an investor with respect thereto.
5.Business Reputation. Executive agrees that during the Employment Term and at all times thereafter, he shall refrain from making or publishing any adverse, untrue or misleading statement which has, or may reasonably be anticipated to have, the effect of demeaning the name or business reputation of the Company or the Bank, except to the extent true and required by law or legal process.
6.Reformation. The parties agree that each of the covenants set forth herein is intended to constitute a separate restriction. Should any covenant be declared invalid or unenforceable, such covenant shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the covenants contained herein is reasonable in both time and geographic scope. If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the covenants is unreasonable, then it is the intention of the parties that such covenant or covenants be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be deemed reformed to the extent necessary to permit such enforcement.
7.Remedies.  In the event of a breach or threatened breach by Executive of the provisions of this Section 7, Executive agrees that the Bank shall be entitled to seek a temporary restraining order or a preliminary injunction without the necessity of posting bond in connection therewith, whether in a court of law or by means of arbitration, in the Bank’s discretion. Nothing contained herein shall be construed as prohibiting the Bank from pursuing any other remedy available to it for such breach or threatened breach, whether in law or equity, including the recovery of damages from Executive.
Executive further agrees that upon a showing of imminent irreparable harm caused by a breach or threatened breach by Executive and the issuance of a temporary restraining order, the Bank may, in its discretion, suspend any payments or benefits due to Executive or his dependents; provided that such payments shall be resumed and paid in full when the Company reasonably determines that such breach or threatened breach has been corrected or cured, to the extent that such breach is susceptible of correction or cure. The Bank shall provide to Executive written notice of the events giving rise to Executive’s breach or threatened breach of the provisions of this Agreement, including a statement as to whether the Bank reasonably believes that such breach or threatened breach is susceptible of cure, at least two business days before seeking a temporary restraining order hereunder. Thereafter, Executive may correct such breach or threatened breach to the reasonable satisfaction of the Bank; provided that if Executive fails to correct such breach or threatened breach within such two-day period, nothing contained herein shall preclude or delay the Bank’s ability to seek a temporary restraining order hereunder.
Notwithstanding and without limitation of the foregoing, in the event that Executive breaches Executive’s obligations in Section 7.4, Executive shall immediately forfeit all payments not yet made or due to Executive pursuant to Sections 3.2.b, 3.2.c, and 5 (excluding the Mandated Amounts). Furthermore, Executive agrees that Executive shall repay to the Bank, within ten (10) business days following written notice from the Bank of Executive’s breach of such obligations, any portion of the Retention Bonus previously paid to the Executive.

8.The First Employment Agreement:
1.Change in Control Payment. In full consideration of all amounts due to Executive under the Employment Agreement by and between The First Bank and Executive, dated May 31, 2011, as amended January 16, 2020 (“The First Amendment”) (such agreement, as may be further amended, “The First Employment Agreement”), including under Section 4 and Section 5 thereof, Executive shall receive, on or within thirty (30) days following the Effective Date, a change in control payment (the “Change in Control Payment”), which shall equal the sum of the following:
a.Two (2) times Executive’s annual salary from The First Bank as in effect immediately prior to the Closing Date,
b.A bonus for the calendar year in which the Effective Date occurs, prorated for the portion of the calendar year preceding the Effective Date, as and to the extent approved by the board of directors of The First Bank prior to the Effective Date, and
c.Executive’s annual salary from The First Bank as in effect immediately prior to the Closing Date multiplied by a fraction, the numerator of which is X and the denominator of which is twelve (12), where X is the greater of the number of months (including partial months) between the Effective Date and May 31, 2026 and eighteen (18).
2.Excise Taxes. Section 5(c) of The First Employment Agreement shall be incorporated herein by reference and shall apply with respect to the Merger.
3.Effect on The First Employment Agreement. Except as otherwise set forth in this Section 8, upon the Effective Date, The First Employment Agreement shall be superseded and replaced, and of no further force and effect.
9.General:
1.Limitations on Payment. Notwithstanding any provision of this Agreement to the contrary:
a.No amount shall be payable hereunder if otherwise prohibited under Section 18(k) of the Federal Deposit Insurance Act (the “FDIA”).
b.If Executive is suspended or temporarily prohibited from the conduct of the Bank’s business and affairs under Section 8(e)(3) or 8(g)(1) of the FDIA, the obligations of the Bank hereunder shall be suspended, unless stayed by appropriate proceedings. If such prohibition is later dismissed, the obligations of the Bank hereunder shall be reinstated to the extent permitted by applicable law.
c.If the Bank is deemed in default under Section 3(x)(1) of the FDIA, all obligations hereunder shall be deemed terminated, except as to the vested rights of the parties hereto.
d.If the FDIC is appointed as receiver or conservator of the Bank, the Bank may terminate this Agreement, except as to any vested right of Executive hereunder; provided that any such vested right shall be subject to limitation or modification consistent with the authority of the FDIC.

e.If the FDIC shall require a transaction under Section 13(f) or 13(k) of the FDIA, the Bank may terminate this Agreement and its obligations hereunder, except as to any vested right of Executive.
f.No amount payable hereunder that requires the consent or concurrence of the FDIC or other bank regulator shall be made until such consent or concurrence shall be obtained, and all obligations under this Agreement shall further be subject to forfeiture, limitation or modification to the extent required by law.
2.Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.
3.Enforcement of This Agreement. In addition to the equitable remedies provided under Section 7 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”) concerning the resolution of employment disputes. Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Bank (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon the Executive and the Bank. Except as provided in Section 9.4 hereof, each party to the arbitration proceeding will bear its own fees and costs in connection with such arbitration proceedings, except that unless otherwise paid by the Bank in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) shall be in Tupelo, Mississippi.
4.Attorneys’ Fees. In the event of a dispute in connection with this Agreement, all costs, fees and expenses, including attorneys’ fees, of any litigation, arbitration or other legal action incurred by Executive with respect to which Executive substantially prevails shall be reimbursed by the Bank, without interest thereon.
5.No Set-Off or Defense. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.
6.Assistance with Litigation. For a period of two years after his Separation Date, Executive shall furnish such information and provide such assistance as may be reasonably necessary in connection with any litigation in which the Bank (or an affiliate) is then or may become involved, without the payment of a fee or charge, except reimbursement of his direct expenses.
7.Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
8.Entire Agreement. This Agreement and the exhibits hereto constitute the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof and extinguishes any other promise of employment or compensation, and supersedes all prior understanding or agreements between the parties relating to the subject matter herein, including, except as explicitly set forth in Section 8, The First Employment Agreement. There are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein. For the avoidance of doubt, this Agreement shall not supersede or amend The First Supplemental Arrangements or, except as explicitly set forth in Section 5.4, The First Equity Awards.
9.Amendments. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.
10.Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.
11.Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent in another manner, in each case as follows:

If to Executive:	If to the Company or its affiliates:
Most Recent Address on	Renasant Bank
File with the Bank	209 Troy Street
Tupelo, MS 38802
Attn: General Counsel

or to such other addresses as a party may designate by notice to the other party.
12.Successors; Assignment. This Agreement is personal to Executive and shall not be assigned by him without the prior written consent of the Bank. This Agreement will inure to the benefit of and be binding upon the Bank, its affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Bank’s assets or business or with or into which the Bank may be liquidated, consolidated, merged or otherwise combined.
This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives. Any payment due to Executive hereunder after his death shall be paid to his surviving spouse, or if Executive is not survived by a spouse, to his estate after his death.
13.Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

14.Withholding. The Bank or an affiliate may withhold from any payment or benefit hereunder any federal, state or local taxes required to be withheld or authorized by Executive.
15.Survival. Notwithstanding any provision of this Agreement to the contrary, the obligation of the Bank to make any payment or provide any benefit as of Executive’s Separation Date under Section 5 or 6 hereof shall survive the termination or expiration of this Agreement. The covenants and remedies imposed under Section 7 hereof shall remain operative and in full force and effect in accordance with their terms, regardless of the expiration or termination of this Agreement or Executive’s separation from employment hereunder. The parties further agree that the provisions of this Section 9 shall survive the termination or expiration of this Agreement for any reason.
16.Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.
17.Code Section 409A. To the extent applicable, the parties intend that this Agreement shall be interpreted and construed in a manner consistent with the applicable provisions of Code Section 409A, including any regulations or other guidance promulgated thereunder. For purposes thereof: (a) each payment under this Agreement shall be treated as a separate payment; (b) the exclusions for short-term deferrals and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; (c) payments to be made upon a termination of employment or on account of Executive’s Separation Date that are deemed to constitute deferred compensation within the meaning of Code Section 409A shall be made upon Executive’s “separation from service” as determined thereunder; (d) any reference herein to the termination of Executive’s employment or to Executive’s termination date or words of similar import shall mean and be deemed to refer to the date of his “separation from service” within the meaning of Code Section 409A; (e) if Executive is a “specified employee” within the meaning of Code Section 409A, payments that are deemed to constitute deferred compensation within the meaning of Code Section 409A and that are payable on account of Executive’s separation from service, shall be delayed for six months as required under Code Section 409A, and shall be made when first permitted, without liability for interest or loss of investment opportunity thereon; (f) with respect to the deemed “deferred compensation” within the meaning of Code Section 409A, all reimbursements and in-kind payments to be provided hereunder during one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (g) any reimbursement of an eligible expense shall be made promptly after proper substantiation of such expenses, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit; and (h) any amount due hereunder that may be paid in one of two calendar years shall be paid in the second such year.
18.Construction. The language in all parts of this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. In drafting this Agreement, Executive has been represented by counsel of Executive’s choosing, and the terms of this Agreement have been fully negotiated by the parties hereto. The parties agree that, in the event of any ambiguity, this Agreement should not be construed against the Bank solely as a result of being drafted by counsel for the Bank.
19.Execution. This Agreement may be executed in any number of separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Facsimile or “PDF” transmissions of any executed original document and/or retransmission of any executed facsimile or “PDF” transmission shall be deemed to be the same as the delivery of an executed original.
[Signature Page Follows]

THIS EXECUTIVE EMPLOYMENT AGREEMENT has been executed by the parties hereto as of the dates set forth below, to be effective as provided herein.

RENASANT BANK		EXECUTIVE
By:	/s/ C. Mitchell Waycaster		/s/ M. Ray (Hoppy) Cole, Jr.
Its:	Chief Executive Officer		M. Ray (Hoppy) Cole, Jr.
Date:		Date:

Exhibit A – Incentive Agreement
Exhibit B – Form of Waiver and Release

EXHIBIT A
INCENTIVE AGREEMENT
RENASANT CORPORATION
2020 LONG-TERM INCENTIVE COMPENSATION PLAN
INCENTIVE AGREEMENT
Name:             M. Ray (Hoppy) Cole, Jr.
Aggregate Share Value:    $525,000
Service Period:         Two Years
In consideration of the execution of that certain Executive Employment Agreement by and between you and Renasant Bank, a wholly owned subsidiary of Renasant Corporation (the “Company”) (the “Employment Agreement”), the Compensation Committee of the Company’s Board of Directors (the “Committee”), acting as the administrator of the Company’s 2020 Long-Term Incentive Compensation Plan (the “LTIP”), has awarded to you shares of the Company’s $5.00 par value per share common stock (“Common Stock”), subject to the terms and conditions contained in this Incentive Agreement (your “Award”).
This Incentive Agreement is intended to provide you with the material terms and conditions of your Award and is qualified in its entirety by the terms of the LTIP. A copy of the prospectus for the LTIP is available through your participant portal at https://em.certent.com/EM/Account/Login; you can obtain the complete LTIP documents by contacting Colton Wages at (662) 680-1098 or at colton.wages@renasant.com. Unless otherwise defined, capitalized terms used below have the meanings ascribed to them in the LTIP.
1.Award Date. Your Award is effective as of the Effective Date under the Employment Agreement (the “Award Date”). The Company will issue in your name the number of shares of Common Stock determined by dividing the Aggregate Share Value (specified above) by the closing sales price of a share of Common Stock as reported on the New York Stock Exchange on the business day immediately preceding the Award Date (your “Award Shares”). Unless vested, your Award Shares cannot be sold, assigned, transferred, pledged, hypothecated, mortgaged or otherwise disposed of, whether voluntarily or involuntarily, by operation of law or otherwise (the “Forfeiture Restrictions”). Award Shares are issued in book entry form and may be certificated only after the shares vest and the Forfeiture Restrictions lapse.
2.Nature of Ownership; Shareholder Rights. During the Service Period, you will possess the right to vote your Award Shares and receive dividends in respect of these shares as and when declared by the Company’s Board of Directors, whether paid in the form of cash or Common Stock; provided that Common Stock issued in respect of a dividend, if any, will be subject to the limitations set forth in this Incentive Agreement. All other shareholder rights, including the right to receive a liquidating or similar distribution if the Company were liquidated or dissolved, will be applicable after your Award is vested and settled.
3.Vesting and Settlement. All of your Award Shares will vest and be settled at the end of the Term (as defined in the Employment Agreement) (such that your Award Shares will be fully vested and eligible for settlement upon the completion of the Service Period (specified above)); provided that you have been continuously employed by the Company or an affiliate and are then in good standing. When an Award is vested and settled, the Forfeiture Restrictions will no longer apply to your Award Shares, although the shares may remain subject to the further holding period described in paragraph 7 of this Incentive Agreement.
4.Separation From Service. If you Separate From Service before the end of the Service Period, your Award Shares will be forfeited to and cancelled by the Company, without any compensation or payment. Notwithstanding the foregoing, if your separation is on account of your death or Disability, your Constructive Termination, or your separation is involuntary without Cause, your Award Shares will be settled on a prorated basis, based upon the duration of your employment during the Service Period.
5.Change in Control. If a Change in Control is consummated during the Service Period, your Award Shares will be settled (as described in paragraph 3 above) as of the earlier of the end of the Service Period (provided that you remain continuously employed and in good standing) or as of the date of your Permitted Separation. The term “Permitted Separation” means that during the 24-month period following the consummation of a Change in Control, your Separation From Service is involuntary, other than on account of Cause (including Good Reason as contemplated under the LTIP). For avoidance of doubt, nothing contained in this Incentive Agreement is intended to modify the provisions of paragraph 4, which will be applicable in the event of your death, Disability, Constructive Termination, or Separation From Service on account of Cause following a Change in Control.
6.Taxes. When vested and settled, the Fair Market Value of your Award Shares is considered compensation and is subject to withholding for all federal, state and local income and employment taxes required by law to be withheld. Unless you make other arrangements satisfactory to the Company, the Company will withhold the number of your Award Shares having a Fair Market Value equal to the remaining amount of your withholdings. The amount of your withholdings will be determined using the applicable supplemental wage rate for Federal income taxes, applicable employment tax rates, and your state’s maximum marginal income tax rate, unless the Company agrees in advance to use different rates.
You may elect under Section 83 of the Internal Revenue Code to accelerate the payment of tax to the Award Date (a time when the value of the Award Shares may be less). This election must be made and filed with the Company and the Internal Revenue Service no later than 30 days after the Award Date. You should consult your own tax advisor to determine whether you would benefit from this election and to obtain a full description of the necessary procedures.
7.Further Holding Period. If you are subject to reporting under Section 16 of the Securities Exchange Act of 1934, as amended, a further holding period applies to your Net Shares. The purpose of the holding period is to ensure that your Net Shares will be retained, enhancing the alignment of your financial interests and the financial interests of the Company. The further holding period begins on the Settlement Date and ends 24 months later. During the period, your Net Shares may not be sold, pledged, mortgaged, assigned or transferred, although the shares will no longer be subject to forfeiture. The further holding period will be subject to early termination in the event of your death or Disability or if a Change in Control occurs. The term “Net Shares” means the number of your Award Shares that have been settled, net of the number of shares withheld by the Company for purposes of satisfying your withholding obligations (as described in paragraph 6).
8.Employment Rights. Nothing contained in this Incentive Agreement or the LTIP confers on you any right to continue in the employ of the Company or any affiliate or to be employed in a particular position or at a particular rate of compensation.

9.Additional Requirements. Your Award and Common Stock acquired hereunder are subject to the terms of this Incentive Agreement and certain additional requirements, including the following:
a.The terms of the LTIP, some of which are omitted from this Incentive Agreement.
b.Common Stock issued hereunder may bear such legends as the Compensation Committee or the Company deems necessary or appropriate, whether to comply with applicable federal or state securities laws or to reflect the terms of this Incentive Agreement or the LTIP, including the further holding period described above.

/s/ RENASANT CORPORATION

You must accept your Award, including the Covenants, no later than 30 days after the date of this Incentive Agreement (above). If you do not timely accept your Award, it will be forfeited to and cancelled by the Company. To accept your award, sign the electronic document through your Certent participant portal at https://em.certent.com/EM/Account/Login. Your electronic acceptance operates as your signature and creates a valid agreement as between you and the Company.

Signature: [[SIGNATURE]]
                            Date: [[SIGNATURE_DATE]]

EXHIBIT B
[FORM OF] WAIVER AND RELEASE
Notice Date:
Separation Date:
THIS WAIVER AND RELEASE (the “Release”) is made in consideration and as a condition of the receipt of the separation payments described in that certain Employment Agreement entered into by and between Renasant Bank (with its parents, subsidiaries, and affiliates, and their divisions and operating units, collectively, the “Company”), and M. Ray (Hoppy) Cole, Jr. (“Executive”), first effective as of the Effective Date (as defined therein) (the “Employment Agreement”), the sufficiency of which is acknowledged (the “Consideration”).
1.Executive understands that signing this Release is an important legal act; in connection with such execution, Executive:
a.Acknowledges that he has been advised to consult an attorney before signing this Release and that Executive has done so.
b.That he has 21/45 calendar days after the Notice Date (above) to consider whether to sign this Release, without alteration, and return it to the Company in accordance with the notice provisions set forth in the Employment Agreement, and that if he executes and delivers this Release before the expiration of the 21/45-day period, Executive will be deemed to have waived the balance of the period. Executive agrees that any negotiation or modification of this release shall not extend such 21/45-day period.
c.Acknowledges that he has been given an opportunity to review this Release, that he fully understand its provisions, and that he has voluntarily entered into this Release.
d.Understands that he may revoke this Release by providing written notice to the Company by hand delivery or by U.S. mail, postage prepaid in accordance with the notice provisions of Executive’s Employment Agreement, during the seven-day period following its execution; thereafter, this Release shall be irrevocable. Executive acknowledges that if he revokes this Release, the Company shall have no obligation to provide the Consideration, and that the Company shall have no obligation to pay the Consideration until this Release shall become irrevocable in accordance with its terms.
e.Acknowledges that payment of the Consideration is voluntary on the part of the Company and is not required by any legal obligation of the Company, other than under the terms of the Employment Agreement and this Release.
f.Agrees that if this Release is not executed and delivered to the Company before the end of the 21/45-day period described in subsection b hereof, the Company’s obligation in respect of the payment of the Consideration shall be deemed void and of no effect.
g.Agrees that this Release shall not be executed and delivered to the Company before Executive’s Separation Date (above).

2.Executive, on his behalf and on behalf of his heirs, successors and assigns (collectively, the “Releasing Parties”), hereby releases and discharges the Company, including their respective past, present, or future parents, subsidiaries and affiliates, regardless of the form of entity in which maintained, shareholders, officers, directors, managers, members, owners, agents, trustees, administrators, insurers, attorneys, employees, and employee benefit plans or funds and fiduciaries, including any predecessors, successors and/or assigns thereto (collectively, the “Parties Released”), from any claims, demands, causes of action and liabilities of any kind (including attorneys’ fees and costs), whether based in law or equity, whether contractual, common-law, statutory, federal, state, local, or otherwise, whether known or unknown, and whether arising by reason of any act, omission, transaction or occurrence, which the Releasing Parties had, may now have, or hereafter may have, against the Parties Released up to and including the date of the execution of this Release, other than the claims expressly retained as provided in Section 3 below. Without limiting the generality of the foregoing, the Releasing Parties hereby specifically release and discharge the Parties Released from:
a.Any claims relating to Executive’s employment with Parties Released, including any consideration payable with respect thereto or the termination thereof, the terms and conditions of such employment, employee benefits related to such employment, and Executive’s separation from such employment, and/or any of the events relating, directly or indirectly, to or surrounding Executive’s separation, including, but not limited to, claims for discriminatory, wrongful or retaliatory discharge, breach of contract, tort, defamation, slander, and emotional distress; and
b.Any claims of discrimination, harassment, whistle blowing or retaliation in connection with Executive’s employment, whether arising under federal, state or local law, including, without limitation, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-Oxley Act of 2002, the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act of 1990, as amended.
3.Notwithstanding the generality of Section 2 hereof, Executive does not waive or release: (a) any right or claim arising after the date on which Executive executes this Release; (b) ordinary claims for benefits accrued and vested or due as of his Separation Date or thereafter under any benefit plan subject to ERISA or other benefit plan or arrangement sponsored and maintained by the Company in which Executive participated; (c) any compensation or benefit due to him under the Employment Agreement on account of his separation; (d) any claim for compensation due under applicable law that cannot be waived as a matter of policy; and (e) any claim for indemnification, whether under the Company’s or the Company’s governing documents, any policy of insurance issued to the Company or the Company or applicable law.
4.Should any of the provisions set forth in this Release be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release.
5.Nothing contained herein shall be deemed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC; provided that Executive understands and agrees that he shall not be entitled to any damages or other type or form of award relating to any event that occurred prior to his execution of this Release.
6.Executive further agrees that in the event of his material breach of this Release, in addition to any other legal or equitable remedy, the Company shall be entitled to recover any payments made under the Employment Agreement, subject to any restrictions on such recovery or as may be imposed under applicable law or as may be required to ensure that this Release is and remains valid and enforceable.
7.Executive agrees that the general provisions of Section 7 of his Employment Agreement, including the arbitration provisions thereof, shall be deemed incorporated herein by this reference and shall be and remain in full force and effect.

M. RAY (HOPPY) COLE, JR.	WITNESS:
By:
Date:	Print Name:
Date: